Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Santa Clara, Calif.—January 31, 2012—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fourth quarter and year ended December 31, 2011.

“2011 was a challenging year for our equipment business, driven first by reduced capital investments in the hard disk drive industry due to the announced consolidations, and compounded by the effects of the devastating flooding in Thailand,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “As we look ahead to 2012, we are projecting revenue growth in each of our businesses. We expect to see a recovery in our hard drive equipment business in the second half of the year as the consolidations are completed and as the industry recovers from the effects of the flooding. Additionally, we anticipate increasing sales of our solar manufacturing systems, and also expect a return to growth in our Photonics business, as the impacts of the military budget delays in 2011 are now behind us.

“During the fourth quarter, we achieved two key milestones in our equipment diversification strategy. First, we recognized revenue on our first LEAN SOLARTM crystalline silicon deposition system, and second, we shipped our first LEAN SOLAR etch system to a leading Asian solar cell manufacturer. In our Photonics business, we have improved our gross margins by 500 basis points as compared to fiscal year 2010, as we continue to improve our sensor yields,” concluded Mr. Fairbairn.

Fourth Quarter 2011 Summary

The net loss was $6.2 million, or $0.27 per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share, in the fourth quarter of 2010.

Revenues were $18.6 million, including $12.5 million of Equipment revenues and Intevac Photonics revenues of $6.1 million. Equipment revenues consisted of one LEAN SOLAR system, upgrades, spares and service. Intevac Photonics revenues consisted of $1.8 million of research and development contracts and $4.3 million of product sales or 71% of Photonics revenues. In the fourth quarter of 2010, revenues were $36.2 million, including $26.8 million of Equipment revenues and Intevac Photonics revenues of

$9.4 million, which included $5.1 million of product sales.

Equipment gross margin was 36.4%, compared to 47.7% in the fourth quarter of 2010, primarily as a result of decreased revenues and lower factory utilization. Intevac Photonics gross margin of 30.0% improved compared to 19.1% in the fourth quarter of 2010. The increase was primarily a result of improved manufacturing and warranty costs related to our night vision camera module for our NATO customer. Consolidated gross margin was 34.3%, compared to 40.3% in the fourth quarter of 2010. Operating expenses were $14.9 million, compared to $14.5 million in the fourth quarter of 2010 and increased primarily as a result of additional R&D investments in new equipment products.

Order backlog totaled $32.9 million on December 31, 2011, compared to $26.2 million on October 1, 2011 and $46.7 million on December 31, 2010. Backlog as of December 31, 2011 and of October 1, 2011 included one Solar system and no 200 Lean systems. Backlog as of December 31, 2010 included two 200 Lean systems.

Fiscal Year 2011 Summary

The net loss was $22.0 million, or $0.96 per diluted share, compared to net income of $28.0 million, or $1.22 per diluted share, for 2010.

Revenues were $83.0 million, including $54.9 million of Equipment revenues and Intevac Photonics revenues of $28.1 million, compared to revenues of $202.5 million, including $168.3 million of Equipment revenues and Intevac Photonics revenues of

$34.3 million, for 2010.

Equipment gross margin was 40.7%, compared to 47.2% in 2010, primarily as a result of lower revenues and lower factory utilization. Intevac Photonics gross margin of 28.9% improved compared to 23.9% in 2010, reflecting lower manufacturing and warranty costs related to our night vision camera module for our NATO customer. Consolidated gross margin was 36.7%, compared to 43.3% in 2010. Operating expenses were $61.2 million, compared to $56.4 million in 2010, and increased primarily as a result of additional R&D investments in new equipment products.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EST. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 41846930.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

Equipment Business: We are a leader in the design, development and marketing of high productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We provide process manufacturing equipment solutions to the hard disk drive industry, and high-productivity process manufacturing equipment and inspection solutions to the solar photovoltaic industry.

Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark, and LEAN SOLARTM is a trademark, of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected recovery of the hard drive and Photonics businesses, the demand for hard drives, the timing of shipments for our new products, and the future growth of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: adjustments to 2011 financial results in connection with preparation of the company’s 10-K, the completion of consolidation in the hard drive industry, a slowdown in demand for hard drives, significant changes in the hard drive industry supply chain, the failure to deliver new products for the solar market, and maintaining photonics gross margins, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net revenues
Equipment	$12,499	$26,799	$54,878	$168,252
Intevac Photonics	6,146	9,360	28,096	34,274

Total net revenues	18,645	36,159	82,974	202,526
Gross profit	6,395	14,576	30,431	87,672
Gross margin
Equipment	36.4%	47.7%	40.7%	47.2%
Intevac Photonics	30.0%	19.1%	28.9%	23.9%

Consolidated	34.3%	40.3%	36.7%	43.3%
Operating expenses
Research and development	8,374	7,300	34,287	27,918
Selling, general and administrative	6,511	7,243	26,885	28,516

Total operating expenses	14,885	14,543	61,172	56,434
Operating income (loss)
Equipment	(5,899)	2,752	(20,321)	40,286
Intevac Photonics	(1,117)	(1,400)	(4,141)	(4,901)
Corporate	(1,474)	(1,319)	(6,279)	(4,147)

Total operating income (loss)	(8,490)	33	(30,741)	31,238
Interest and other income (expense)	198	394	635	773

Profit (loss) before income taxes	(8,292)	427	(30,106)	32,011
Provision (benefit) for income taxes	(2,083)	(676)	(8,131)	3,962

Net income (loss)	$(6,209)	$1,103	$(21,975)	$28,049

Income (loss) per share
Basic	$(0.27)	$0.05	$(0.96)	$1.26
Diluted	$(0.27)	$0.05	$(0.96)	$1.22
Weighted average common shares outstanding
Basic	23,084	22,497	22,903	22,340
Diluted	23,084	23,116	22,903	22,977

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2011	December 31, 2010
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$82,145	$114,514
Accounts receivable, net	18,561	25,911
Inventories	18,070	20,671
Deferred income tax assets	2,202	3,124
Prepaid expenses and other current assets	7,114	6,630

Total current assets	128,092	170,850
Long-term investments	32,677	22,866
Property, plant and equipment, net	14,449	13,918
Deferred income tax assets	21,717	14,594
Goodwill	18,389	18,389
Other intangible assets, net	6,441	6,984
Other long-term assets	4,056	4,170

Total assets	$225,821	$251,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,857	$5,562
Accrued payroll and related liabilities	4,205	11,365
Other accrued liabilities	9,887	11,104
Customer advances	5,040	4,867

Total current liabilities	23,989	32,898
Other long-term liabilities	9,922	11,630
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	146,307	139,824
Accumulated other comprehensive income	414	255
Retained earnings	45,166	67,141

Total stockholders’ equity	191,910	207,243

Total liabilities and stockholders’ equity	$225,821	$251,771

Note: Amounts as of December 31, 2010 are derived from the December 31, 2010 audited consolidated financial statements.